ASSIGNMENT OF
                           OIL GAS AND MINERAL LEASES

                                                                 Werner Prospect

STATE OF TEXAS
                      KNOW ALL MEN BY THESE PRESENTS, THAT:


     ENERGY ROYALTY INVESTMENTS LLC, hereinafter referred to as the "ASSIGNOR" for and in consideration of the sum of Ten Dollars and Other Valuable Consideration ($10.00 and OVC) the receipt and adequacy of which are hereby acknowledged, does hereby ASSIGN, TRANSFER SEEL AND CONVEY UNTO GLEN MANOR RESOUCES, INC., hereinafter referred to as the "ASSIGNEE" subject to the terms and conditions set forth herein, TWO percent (2%) lease hold working interest in and to the Oil Gas and Mineral Lease (hereinafter referred to as the "lease") more fully described on Exhibit "A" attached hereto and made a part hereof (hereinafter referred to as the "Property"), subject to the terms and conditions of the Leases, WITH A DEPTH RESTRICTION OF THE SURFACE OF THE LESAE TO A TOTAL DEPTH OF 2,700 FEET.

     There is reserved in favor of Assignor an overriding royalty interest in all of said leases on Exhibit "A" equal to the difference between Twenty Five Percent (25%) and all other presently existing royalty and overriding burdens presently affecting the Leases. Assignee agrees by execution hereof to bear his proportionate of the total royalty and overriding royalty burdens affecting the Leases.

     If the Leases cover an interest in the land described herein less than the entirety of the mineral interest in the land, if Assignor owns less than the full mineral interest estate created thereby, then the interest assigned and reserved hereby shall be proportionately reduced.

     The overriding royalty interests herein reserved shall be free and clear of all costs and expenses of operating the Leases, but shall bear their proportionate parts of any severance, production, and gathering taxes from this date forward and shall be delivered at the same time and computed in the same manner and under the same terms and conditions as the Lessor's royalty under said Leases. The overriding royalty interests shall be computed after deducting any oil and gas used in operations on the Leases or in connection therewith.

     The overriding royalty interests herein granted shall never be deemed to impose any obligations upon ASSIGNEE or its successors to: (i) conduct any drilling operations whatsoever upon any of the property covered by the Leases;
(ii) maintain any such operations once began; (iii) maintain production of oil or gas once established; (iv) protect such Leases from drainage, or (v) maintain any or all of such Leases in effect by payment of rentals, drilling operations or otherwise. All operations on the property covered by said Leases and the extent and direction thereof, as well as the preservation of such Leases, shall be solely at the will of the ASSIGNEE.

     Assignee, AGREES THAT THIS agreement of Oil, Gas and Mineral Leases shall attach to any extensions or renewals of the Leases acquired or contracted for by ASSIGNOR, its successors, or assigns, which extension or renewal is acquired or contracted for within six (6) months of the expiration date of any of the Leases which are so extended or renewed.

     To have and to hold said interest unto said ASSIGNEE, and assignees forever, subject to the terms and conditions hereof and the terms, covenants and provisions of the Leases.

     This Assignment is executed without warranty of title or recourse, except by, through and under Assignor. The provision of the Assignment shall inure to the benefit of and be binding upon the parties herein, their respective legal representatives and assigns.



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         IN WITNESS WHEREOF, this Assignment is executed effective the 15th day of September, 2003.


  Randy Wheat-Energy Royalty Investments 2003-II, LP
                  Assignor


         By: /s/ Randy Wheat
             ------------------------
             Randy Wheat


         Glen Manor Resources, Inc.

         By: /s/ Albert Folsom
             ------------------------
             Albert Folsom, President